EXHIBIT 99.1


FOR IMMEDIATE RELEASE

MARINE JET TECHNOLOGY CORP. ANNOUNCES STRONG REVENUES FOR ANTIK DENIM, LLC HIGH END FASHION SUBSIDIARY

ANTIK DENIM, LLC ANTICIPATES NET SALES OF APPROXIMATELY $4.4 MILLION; PRE-TAX INCOME BETWEEN $1.05 MILLION AND $1.20 MILLION FOR FIRST QUARTER 2005

LOS ANGELES, CA - May 4, 2005 - Marine Jet Technology Corp. (OTC BB: MJET) ("Marine") the corporate parent of Antik Denim, which designs, develops, manufactures, markets, distributes and sells high end fashion jeans, apparel and accessories with a western flair that are sold in department stores and boutiques such as Saks Fifth Avenue (NYSE: SKS), Neiman Marcus Stores and Bergdorf Goodman (NYSE: NMG-A), Nordstrom (NYSE: JWN), Macy's East and Bloomingdale's (NYSE: FD), Barney's, Planet Blue, Atrium, Fred Segal, Intermix, and Lulu's, today announced it anticipates net sales for its Antik Denim subsidiary of approximately $4.4 million in the quarter ended March 31, 2005, and pre-tax income of between $1.05 million and $1.20 million in the same period.

"We are very excited about Antik's anticipated results for the first quarter of 2005," stated Paul Guez, Antik's Chief Executive Officer and Manager, and Marine's Chairman, Chief Executive Officer and President. "Antik's anticipated results reflect the significant inroads the Company is making in the high end fashion jean market, especially given its limited operating history, and indicate that Antik can compete with brands like True Religion Apparel, Inc.
(OTC BB: TRLG) and Joe's Jeans, a proprietary brand of Innovo Group, Inc. (Nasdaq: INNO)."


ABOUT MARINE JET TECHNOLOGY CORP. AND ANTIK DENIM, LLC

Marine, through its wholly-owned subsidiary, Antik Denim, LLC, designs, develops, manufactures, markets, distributes and sells high end fashion jeans, apparel and accessories with a western flair under the "Antik Denim" brand, both in the United States and internationally. Antik's principal products are high end fashion jeans with a western flair that Antik designs, manufactures, markets, distributes and sells under the "Antik Denim" label. Antik currently sell men's and women's styles and is in the process of launching a children's line. Antik Denim brand jeans are made from high quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting edge treatments and finishes. Its concepts, designs, embellishments, patent pending pockets, and great attention to detail and quality give it a competitive advantage in the high end fashion jean market.

FORWARD-LOOKING STATEMENTS

THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNRELIABLE AND ACTUAL RESULTS MAY DIFFER MATERIALLY. EXAMPLES OF FORWARD LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE STATEMENTS REGARDING ANTIK'S ANTICIPATED NET SALES AND NET INCOME FOR THE QUARTER ENDED MARCH 31, 2005. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE SUCH FACTORS AS FLUCTUATIONS IN DEMAND FOR ANTIK'S PRODUCTS, THE INTRODUCTION OF NEW PRODUCTS, ANTIK'S ABILITY TO MAINTAIN CUSTOMER AND STRATEGIC BUSINESS RELATIONSHIPS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, GROWTH IN TARGETED MARKETS, THE ADEQUACY OF ANTIK'S LIQUIDITY AND FINANCIAL STRENGTH TO SUPPORT ITS GROWTH, AND OTHER INFORMATION THAT MAY BE DETAILED FROM


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TIME TO TIME IN MARINE'S FILINGS WITH THE UNITED STATES  SECURITIES AND EXCHANGE
COMMISSION. MARINE UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


CONTACT:
Patrick Chow
Chief Financial Officer
Marine Jet Technology, Corp.
(323) 725-5555